UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): November 21, 2016

Rowan Companies plc

(Exact name of registrant as specified in its charter)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	1-5491 (Commission File Number)	98-1023315 (I.R.S. Employer Identification Number)

Rowan Companies plc 2800 Post Oak Boulevard Suite 5450 Houston, Texas (Address of Principal Executive Offices)		77056-6189 (Zip Code)

Registrant’s telephone number, including area code: (713) 621-7800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 21, 2016, Rowan Companies plc (“Rowan”) and the Saudi Arabian Oil Company (“Saudi Aramco”), through their subsidiaries, entered into a Shareholders’ Agreement to create a 50/50 joint venture to own, manage and operate offshore drilling units in Saudi Arabia. The new entity is anticipated to commence operations in the second quarter of 2017.

At formation of the new company, each of Rowan and Saudi Aramco will contribute US$25 million to be used for working capital needs. The Asset Contribution and Transfer Agreements provide that at commencement of operations, Rowan will contribute three rigs and its local shore based operations, and Saudi Aramco will contribute two rigs and cash to maintain equal equity ownership in the new company. Rowan will then contribute two more rigs in late 2018 when those rigs complete their current contracts, and Saudi Aramco will make a matching cash contribution at that time. At the various asset contribution dates, excess cash is expected to be distributed in equal parts to the shareholders. Rigs contributed will receive contracts for an aggregate 15 years, renewed and re-priced every three years, provided that the rigs meet the technical and operational requirements of Saudi Aramco.

Rowan rigs in Saudi Arabia not selected for contribution will be managed by the new company until the end of their current contracts pursuant to a management services agreement that provides for a management fee equal to a percentage of revenue to cover overhead costs. After the management period ends, such rigs may be selected for contribution, lease, or they will be required to relocate outside of the Kingdom.

Each of Rowan and Saudi Aramco will be obligated to fund their portion of the purchase of up to 20 new build jack-up rigs ratably over ten years. The first rig is expected to be delivered as early as 2021. The partners intend that the newbuild jack-up rigs will be financed out of available cash from operations and/or funds available from third party debt financing. Saudi Aramco as a customer will provide drilling contracts to support the new company in the acquisition of the new rigs. If cash from operations or financing is not available to fund the cost of the newbuild jack-up rig, each partner is obligated to contribute funds to purchase such rigs, up to a maximum amount of $1.25 billion per partner in the aggregate for all 20 newbuild jack-up rigs.

Item 7.01 Regulation FD

On November 21, 2016, Rowan issued a press release announcing its joint venture with Saudi Aramco and related transactions. A copy of the press release is attached hereto as Exhibit 99.1 In addition, Rowan filed a presentation to be used with investors, which is included as Exhibit 99.2 hereto.

The information in Item 7.01 of this Current Report and in the exhibits attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report and in Exhibit 99.1 attached hereto shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated November 21, 2016
99.2	Presentation to be used with investors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2016	Rowan Companies plc

	By:	/s/ Melanie M. Trent
Melanie M. Trent Executive Vice President, General Counsel, Chief Administrative Officer and Company Secretary

Index to Exhibits

Exhibit No.	Description

99.1	Press release dated November 21, 2016
99.2	Presentation to be used with investors